EXHIBIT 99.1

Allscripts Announces Second Quarter 2015 Results

  Record second-quarter bookings of $260 million, 11 percent year-over-year growth
  Revenue totals $352 million, recurring revenue grows 8 percent year-over-year
  Adjusted EBITDA of $62 million, 17 percent year-over-year growth

CHICAGO, Aug. 4, 2015 (GLOBE NEWSWIRE) -- Allscripts Healthcare Solutions, Inc. (NASDAQ:MDRX) (Allscripts) announced its financial results for the three and six months ended June 30, 2015.

Second-Quarter and Six-Month Bookings Highlights:

Bookings(1) were $260 million, a second-quarter record, compared with $233 million in the second quarter of 2014, an 11 percent increase. A higher mix of new client sales across Allscripts portfolio, including acute solutions in both international and domestic markets, ambulatory and payer life sciences solutions, drove second quarter 2015 bookings performance on a year-over-year basis.

Approximately 65 percent of second-quarter bookings related to software delivery, while the remaining 35 percent related to sales of client services. This compares with 58 and 42 percent of bookings attributable to these revenue categories, respectively, in the second quarter of 2014. Software delivery bookings increased 25 percent in the second quarter, year-over-year.

For the six months ended June 30, 2015, bookings totaled $496 million compared with $456 million in the first six months of 2014, a 9 percent increase.

Contract revenue backlog as of June 30, 2015, totaled $3.5 billion, a 6 percent increase compared with the prior-year amount.

Paul M. Black, President and Chief Executive Officer of Allscripts, stated, "Allscripts second-quarter results were strong across key financial metrics. We achieved record second-quarter bookings driven by an acceleration in new client sales globally. We are also growing existing client relationships. For example, three existing Sunrise™ clients will add our single integrated platform into additional facilities. We also added one net new Sunrise client domestically and two new National Health Service trusts in the United Kingdom, both of whom will implement the Allscripts Patient Administration System.

"Recurring revenue, profits and cash flow continued to improve compared with the prior year. Recurring revenue improved and total gross margins improved to the highest level since the first quarter of 2014. We continue to focus on tightly managing SG&A expense while at the same time effectively investing research and development dollars. As a result, Adjusted EBITDA and non-GAAP EPS improved 17 and 33 percent year-over-year, respectively." Mr. Black continued, "We will continue to aggressively focus on growing Allscripts market share for clinical solutions globally, driving adoption of population health management solutions and delivering high-value, strategic services to our clients."

Second Quarter 2015 Highlights

Revenue totaled $352 million, a slight increase compared with $351 million in the second quarter of 2014.

Software delivery, support & maintenance revenue totaled $233 million in the second quarter of 2015, an increase of 3 percent compared with the second quarter of 2014. Software delivery, support & maintenance revenue consists of all software, hardware, subscription and transaction-related revenue as well as support & maintenance.

Client services revenue totaled $119 million in the second quarter of 2015, down 7 percent compared with the second quarter of 2014. Client services revenue consists of recurring managed services and other project-based client services revenue.

Recurring revenue, consisting of subscriptions, recurring transactions, support and maintenance, and recurring managed services, increased $19 million compared with the second quarter of 2014; representing growth of 8 percent year-over-year. Non-recurring revenue, consisting of systems sales and other project-based client services revenue, declined $21 million or 19 percent, compared with the second quarter of 2014.

Second quarter 2015 gross margin was 44.2 percent on a non-GAAP basis and 40.8 percent on a GAAP basis, compared with 43.8 percent and 39.8 percent, respectively, in the second quarter of 2014.

Operating expenses, consisting of SG&A and R&D expense, declined 8 percent on a non-GAAP basis and 6 percent on a GAAP basis in the second quarter of 2015 compared with the second quarter of 2014. The decline reflects a slight year-over-year decrease in corporate SG&A expense, and a higher software capitalization rate in the second quarter of 2015 compared with the year-ago period. Gross research and development investments increased slightly quarter-over-quarter. GAAP operating expenses in the second quarter of 2015 included severance and other non-recurring expenses of approximately $7 million.

Reflecting improving recurring revenue, gross profit, and lower operating expenses, Adjusted EBITDA increased 17 percent to $62 million in the second quarter of 2015, compared with $53 million in the second quarter of 2014.

On a non-GAAP basis, Allscripts effective tax rate was 35 percent in the second quarter of both 2015 and 2014. On a GAAP basis, Allscripts recorded an income tax provision of approximately $1.5 million in the second quarter of 2015, similar to the income tax provision of $1.7 million recorded in the second quarter of 2014.

Second quarter 2015 non-GAAP net income totaled $23 million compared with $16 million in the second quarter of 2014, a 43 percent increase. Second quarter 2015 GAAP net loss totaled $3 million compared with a net loss of $18 million in the second quarter of 2014.

Second quarter 2015 non-GAAP earnings per share were $0.12 compared with $0.09 in the second quarter of 2014. Second quarter 2015 GAAP loss per share was $0.01 compared with a loss per share of $0.09 in the second quarter of 2014.

Allscripts second quarter 2015 cash flow from operations totaled $30 million compared with $17 million in the second quarter of 2014. For the six months ended June 30, cash flow from operations totaled $89 million compared with $38 million for the first six months of 2014, a 132 percent increase.

On a year-to-date basis, free cash flow totaled $58 million compared with $3 million in the same period of 2014.

2015 Guidance Affirmed

Allscripts reaffirmed its prior financial guidance for 2015:

  Revenue between $1.40 billion and $1.43 billion;
  Adjusted EBITDA between $230 million and $250 million; and
  Non-GAAP earnings per share between $0.42 and $0.50 per diluted share.

For a complete reconciliation of GAAP and non-GAAP items, see the explanation of non-GAAP financial measures as well as the GAAP and non-GAAP reconciliation financial tables in this release (Tables 4 and 5).

Conference Call:

Allscripts will conduct a conference call today, Tuesday, August 4, 2015, at 4:30 PM Eastern Time to discuss its earnings release and other information. Participants may access the conference call via webcast at http://investor.allscripts.com. Participants also may access the conference call by dialing (855) 717-7811 or (224) 357-2059 (international) and requesting Conference ID # 82141689.

A replay of the call will be available approximately two hours after the conclusion of the call, for a period of four weeks, on the Allscripts Investor Relations website or by calling (855) 859-2056 or (404) 537-3406 - Conference ID # 82141689.

Supplemental and non-GAAP financial information is also available at http://investor.allscripts.com.

Footnotes

(1) Bookings reflect the value of executed contracts for software, hardware, other client services, remote hosting, outsourcing and subscription-based services.

About Allscripts

Allscripts (NASDAQ:MDRX) is a leader in healthcare information technology solutions that advance clinical, financial and operational results. Our innovative solutions connect people, places and data across an Open, Connected Community of Health™. Connectivity empowers caregivers to make better decisions and deliver better care for healthier populations. To learn more, visit www.allscripts.com, Twitter, YouTube and It Takes A Community: The Allscripts Blog.

© 2015 Allscripts Healthcare, LLC and/or its affiliates. All Rights Reserved.

Allscripts, the Allscripts logo, and other Allscripts marks are trademarks of Allscripts Healthcare, LLC and/or its affiliates. All other products are trademarks of their respective holders, all rights reserved. Reference to these products is not intended to imply affiliation with or sponsorship of Allscripts Healthcare, LLC and/or its affiliates.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the current beliefs and expectations of Allscripts management, only speak as of the date that they are made, and are subject to significant risks and uncertainties.  Such statements can be identified by the use of words such as  "future," "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "will," "would," "could," "can," "may," and similar terms. Actual results could differ from those set forth in the forward-looking statements, and reported results should not be considered an indication of future performance.  Certain factors that could cause Allscripts' actual results to differ materially from those described in the forward-looking statements include, but are not limited to: Allscripts' failure to compete successfully; consolidation in Allscripts' industry; current and future laws, regulations and industry initiatives; increased government involvement in Allscripts' industry; the failure of markets in which Allscripts operates to develop as quickly as expected; Allscripts' or its customers' failure to see the benefits of government programs; changes in interoperability or other regulatory standards; the effects of the realignment of Allscripts' sales, services, and support organizations; market acceptance of Allscripts' products and services; the unpredictability of the sales and implementation cycles for Allscripts' products and services; Allscripts' ability to manage future growth; Allscripts' ability to introduce new products and services; Allscripts' ability to establish and maintain strategic relationships; risks related to the acquisition of new companies or technologies; the performance of Allscripts' products; Allscripts' ability to protect its intellectual property rights; the outcome of legal proceedings involving Allscripts; Allscripts' ability to hire, retain and motivate key personnel; performance by Allscripts' content and service providers; liability for use of content; security breaches; price reductions; Allscripts' ability to license and integrate third party technologies; Allscripts' ability to maintain or expand its business with existing customers; risks related to international operations; changes in tax rates or laws; business disruptions; Allscripts' ability to maintain proper and effective internal controls; and asset impairment charges.  Additional information about these and other risks, uncertainties, and factors affecting Allscripts' business is contained in Allscripts' filings with the Securities and Exchange Commission.  Allscripts does not undertake to update forward-looking statements to reflect changed assumptions, the impact of circumstances or events that may arise after the date of the forward-looking statements, or other changes in its business, financial condition, or operating results over time.

Table 1
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	June 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$76.5	$53.2
Accounts receivable, net	323.5	331.6
Deferred taxes, net	35.8	35.6
Prepaid expenses and other current assets	104.3	102.4
Total current assets	540.1	522.8
Long-term marketable securities	0.0	1.3
Fixed assets, net	135.5	145.8
Software development costs, net	83.7	86.2
Intangible assets, net	378.4	403.4
Goodwill	1,218.8	1,200.7
Deferred taxes, net	0.7	0.7
Other assets (a)	346.7	137.8
Total assets	$2,703.9	$2,498.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$72.0	$70.8
Accrued expenses	70.4	79.0
Accrued compensation and benefits	40.5	51.1
Deferred revenue	304.4	293.0
Current maturities of long-term debt and capital lease obligations	33.7	27.5
Total current liabilities	521.0	521.4
Long-term debt (a)	628.9	539.2
Deferred revenue	21.8	23.2
Deferred taxes, net	56.4	55.4
Other liabilities	84.2	75.3
Total liabilities	1,312.3	1,214.5
Total Allscripts Healthcare Solutions, Inc.'s stockholders' equity	1,382.7	1,284.2
Non-controlling interest	8.9	0.0
Total stockholders' equity	1,391.6	1,284.2
Total liabilities and stockholders' equity	$2,703.9	$2,498.7

(a) Deferred debt issuance costs previously reported in other assets are now included as part of long-term debt upon the adoption of ASU 2015-03 effective June 30, 2015. The December 31, 2014 balance sheet was also revised and reflects the reclassification of approximately $9.5 million of debt issuance costs.

Table 2
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Statements of Operations
(In millions, except per-share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
Software delivery, support and maintenance	$232.5	$225.0	$460.1	$452.4
Client services	119.2	126.3	226.2	239.2
Total revenue	351.7	351.3	686.3	691.6
Cost of revenue:
Software delivery, support and maintenance	75.7	83.3	152.4	158.5
Client services	111.6	108.1	218.8	214.0
Amortization of software development and acquisition-related assets (a)	20.8	19.9	41.7	40.9
Total cost of revenue	208.1	211.3	412.9	413.4
Gross profit	143.6	140.0	273.4	278.2
Selling, general and administrative expenses	86.7	86.7	168.8	176.6
Research and development	44.4	53.1	91.1	105.4
Asset impairment charges	0.3	1.7	0.3	1.9
Amortization of intangible and acquisition-related assets	6.6	7.6	13.3	15.3
Income (loss) from operations	5.6	(9.1)	(0.1)	(21.0)
Interest expense (b)	(7.4)	(7.2)	(14.7)	(14.5)
Other income, net	0.1	0.2	2.0	0.2
Loss before income taxes	(1.7)	(16.1)	(12.8)	(35.3)
Income tax provision	(1.5)	(1.7)	(0.5)	(3.2)
Net loss attributable to Allscripts Healthcare Solutions, Inc. (c)	($3.2)	($17.8)	($13.3)	($38.5)

Loss per share - basic and diluted	($0.01)	($0.09)	($0.07)	($0.21)

Weighted average common shares outstanding:
Basic	181.6	179.8	181.1	179.4
Diluted	181.6	179.8	181.1	179.4

(a) Amortization of software development and acquisition-related assets includes:
Amortization of capitalized software development costs	$11.6	$11.3	$23.4	$23.5
Amortization of acquisition-related intangible assets	9.2	8.6	18.3	17.4
	$20.8	$19.9	$41.7	$40.9

(b) Interest expense includes the following non-cash expenses for the periods presented:
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Amortization of 1.25% Cash Convertible Notes original issue discount	$ 2.6	$ 2.6	$ 5.3	$ 5.1

(c) Net income attributable to non-controlling interest was not material during the three and six months ended June 30, 2015.

Table 3
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cash flows from operating activities:
Net loss	($3.2)	($17.8)	($13.3)	($38.5)
Non-cash adjustments to net loss:
Depreciation and amortization	41.8	43.6	83.5	88.7
Stock-based compensation expense	9.2	12.1	18.3	22.2
Other non-cash charges, net	0.0	4.0	0.0	8.9
Total non-cash adjustments to income	51.0	59.7	101.8	119.8
Cash impact of changes in operating assets and liabilities	(17.5)	(24.9)	0.3	(43.0)
Net cash provided by operating activities	30.3	17.0	88.8	38.3
Cash flows from investing activities:
Capital expenditures	(3.5)	(5.4)	(9.6)	(17.3)
Capitalized software	(12.4)	(8.8)	(21.7)	(18.0)
Purchases of non-marketable securities in partner entities and other investments	(218.8)	(8.1)	(219.5)	(14.1)
Sales and maturities of marketable securities and other investments	0.0	0.0	1.3	0.0
Proceeds from sale of fixed assets	0.0	0.0	0.0	0.1
Net cash used in investing activities	(234.7)	(22.3)	(249.5)	(49.3)
Cash flows from financing activities:
Proceeds from issuance of common stock	101.4	0.0	101.4	1.7
Stock-based compensation-related payments, net	(3.0)	(4.3)	(5.2)	(6.4)
Senior secured debt borrowings (payments), net	93.8	7.1	88.1	(8.3)
Net cash provided by (used in) financing activities	192.2	2.8	184.3	(13.0)
Effect of exchange rate changes on cash and cash equivalents	0.2	0.2	(0.3)	0.3
Net (decrease) increase in cash and cash equivalents	(12.0)	(2.3)	23.3	(23.7)
Cash and cash equivalents, beginning of period	88.5	41.6	53.2	63.0
Cash and cash equivalents, end of period	$76.5	$39.3	$76.5	$39.3

Table 4
Allscripts Healthcare Solutions, Inc.
Condensed Non-GAAP Financial Information
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Total revenue, as reported	$351.7	$351.3	$686.3	$691.6

Deferred revenue and other adjustments	0.0	2.5	0.0	7.0
Total non-GAAP revenue	$351.7	$353.8	$686.3	$698.6

Gross profit, as reported	$143.6	$140.0	$273.4	$278.2

Deferred revenue and other adjustments	0.0	2.5	0.0	7.0
Acquisition-related amortization	9.2	8.6	18.3	17.4
Stock-based compensation expense	2.5	2.1	5.0	3.4
Non-recurring expenses and transaction-related costs (a)	0.0	1.6	0.0	3.5
Total non-GAAP gross profit	$155.3	$154.8	$296.7	$309.5

Operating income (loss), as reported	$5.6	($9.1)	($0.1)	($21.0)

Deferred revenue and other adjustments	0.0	2.5	0.0	7.0
Acquisition-related amortization	15.8	16.3	31.6	32.8
Stock-based compensation expense	10.0	12.1	19.5	22.2
Non-recurring expenses and transaction-related costs (a)	7.4	5.7	13.5	9.4
Non-cash asset impairment charges	0.3	1.7	0.3	1.9
Total non-GAAP operating income	$39.1	$29.2	$64.8	$52.3

Net loss attributable to Allscripts Healthcare Solutions, Inc., as reported	($3.2)	($17.8)	($13.3)	($38.5)

Deferred revenue and other adjustments	0.0	1.6	0.0	4.6
Acquisition-related amortization	10.3	10.6	20.6	21.3
Stock-based compensation expense	6.5	7.9	12.7	14.4
Non-recurring expenses and transaction-related costs	4.9	3.8	8.9	6.1
Non-cash asset impairment charges	0.2	1.1	0.2	1.2
Non-cash charges to interest expense and other	2.0	1.5	3.7	3.3
Tax rate alignment	2.1	7.3	5.0	15.6
Non-GAAP net income attributable to Allscripts Healthcare Solutions, Inc.	$22.8	$16.0	$37.8	$28.0

Non-GAAP effective tax rate	35%	35%	35%	35%

Weighted shares outstanding - diluted	183.6	181.5	182.4	181.5

Loss per share - diluted, as reported	($0.01)	($0.09)	($0.07)	($0.21)

Non-GAAP earnings per share - diluted	$0.12	$0.09	$0.21	$0.16

Note: all adjustments to reconcile GAAP to non-GAAP net income are net of tax.
(a) Non-recurring expenses and transaction-related costs included in cost of revenue and operating expenses are comprised of the following for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Cost of revenue:
MyWay and other product consolidation costs included in cost of revenue	$0.0	$1.6	$0.0	$3.5
Operating expenses:
Severance and other costs	$7.4	$3.0	$13.4	$3.1
Transaction-related costs	0.0	1.1	0.1	2.8
Total non-recurring expenses and transaction-related costs included in operating expenses	$7.4	$4.1	$13.5	$5.9

Total non-recurring expenses and transaction related costs	$7.4	$5.7	$13.5	$9.4

Table 5
Allscripts Healthcare Solutions, Inc.
Non-GAAP Financial Information - Adjusted EBITDA
(In millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Total revenue, as reported	$351.7	$351.3	$686.3	$691.6
Deferred revenue and other adjustments	0.0	2.5	0.0	7.0
Total non-GAAP revenue	$351.7	$353.8	$686.3	$698.6

Net loss, as reported	($3.2)	($17.8)	($13.3)	($38.5)

Deferred revenue and other adjustments	0.0	2.5	0.0	7.0
Depreciation and amortization	41.8	43.6	83.5	88.7
Stock-based compensation expense	10.0	12.1	19.5	22.2
Non-recurring expenses and transaction-related costs (a)	7.4	5.5	13.5	8.7
Non-cash asset impairment charges	0.3	1.7	0.3	1.9
Interest expense and other income net (b)	4.0	3.7	7.7	7.7
Tax provision/(benefit)	1.5	1.7	0.5	3.2

Adjusted EBITDA	$61.8	$53.0	$111.7	$100.9

Adjusted EBITDA margin (c)	18%	15%	16%	14%

(a) Depreciation expense totaling $0.0 million and $0.2 million has been excluded from non-recurring expenses for the three months ended June 30, 2015 and 2014, respectively, and $0.0 million and $0.7 million for the six months ended June 30, 2015 and 2014, respectively, since these amounts are also included in depreciation and amortization.
(b) Interest expense (income) and other (income) expense has been adjusted from the amounts presented in the statements of operations in order to remove the amortization of the fair value of the cash conversion option embedded in the 1.25% Cash Convertible Notes and deferred debt issuance costs from interest expense since such amortization is also included in depreciation and amortization.
(c) Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by total non-GAAP revenue.

Explanation of Non-GAAP Financial Measures

Allscripts reports its financial results in accordance with U.S. generally accepted accounting principles, or GAAP. To supplement this information, Allscripts presents in this release non-GAAP revenue, gross profit, SG&A, operating expense, operating income and net income, including non-GAAP net income on a per share basis, non-GAAP effective income tax rate, and Adjusted EBITDA and free cash flow, which are also considered non-GAAP financial measures under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended.

  Non-GAAP revenue consists of GAAP revenue as reported and adds back deferred revenue and other adjustments recorded for GAAP purposes.

  Non-GAAP gross profit consists of GAAP gross profit as reported and adds back deferred revenue and other adjustments booked for GAAP purposes and excludes acquisition-related amortization, stock-based compensation expense, and non-recurring expenses and transaction-related costs.  Non-GAAP gross margin consists of non-GAAP gross profit as a percentage of non-GAAP revenue, as defined above. For the second quarter of 2015, non-GAAP gross margin totaled 44.2 percent, consisting of non-GAAP gross profit of $155.3 million divided by total revenue of $351.7 million. For the second quarter of 2014, non-GAAP gross margin totaled 43.8, percent consisting of non-GAAP gross profit of $154.8 million divided by total non-GAAP revenue of $353.8 million. Reconciliations to total non-GAAP revenue and total non-GAAP gross profit are found in Table 4 within this press release.

  Non-GAAP operating expense consists of GAAP selling, general and administrative expenses (SG&A) and research and development expense (R&D), as reported, and excludes non-recurring expenses and transaction-related costs and stock-based compensation expense recorded to SG&A and R&D. For the second quarter of 2015, non-GAAP operating expense totaled $116.2 million consisting of $86.7 million of GAAP SG&A and $44.4 million of GAAP R&D expense and excludes $7.4 million of total non-recurring expense and transaction-related costs and $7.5 million of stock-based compensation expense recorded to SG&A and R&D. For the second quarter of 2014, non-GAAP operating expense totaled $125.7 million consisting of $86.7 million of GAAP SG&A and $53.1 million of GAAP R&D expense and excludes $4.1 million of total non-recurring expense and transaction-related costs and $10.0 million of stock-based compensation expense recorded to SG&A and R&D.

  Adjusted EBITDA is a non-GAAP measure and consists of GAAP net income (loss) as reported and adjusts for: tax provision (benefit); interest expense and other income, net; stock-based compensation expense; depreciation and amortization; deferred revenue and other adjustments; non-recurring and transaction-related costs; and non-cash asset impairment charges.

  Non-GAAP effective income tax rate is based on non-GAAP pre-tax earnings and consists of the statutory federal income rate, Allscripts effective state income tax rate, and adjustments for permanent differences.

  Non-GAAP net income consists of GAAP net income/(loss) as reported, and adds back deferred revenue and other adjustments, acquisition-related amortization, stock-based compensation expense, non-recurring expenses and transaction-related costs, non-cash charges to interest expense and other, and non-cash asset impairment charges, in each case net of any related tax effects. Non-GAAP net income also includes a tax rate alignment adjustment.

Deferred Revenue and Other Adjustments. Deferred revenue and other adjustments includes acquisition-related deferred revenue adjustments, which reflect the fair value adjustments to deferred revenues acquired in business acquisitions. The fair value of deferred revenue represents an amount equivalent to the estimated cost plus an appropriate profit margin, to perform services related to the acquiree's software and product support, which assumes a legal obligation to do so, based on the deferred revenue balances as of the acquisition date. Also included are adjustments for the vesting of a warrant issued to a commercial partner and the effects of straight-lining contractual pricing adjustments over the performance period. Allscripts adds back deferred revenue and other adjustments for its non-GAAP financial measures because it believes the inclusion of this amount directly correlates to the underlying performance of Allscripts operations.

Acquisition-Related Amortization. Acquisition-related amortization expense is a non-cash expense arising primarily from the acquisition of intangible assets in connection with acquisitions or investments. Allscripts excludes acquisition-related amortization expense from non-GAAP gross profit, non-GAAP operating income and non-GAAP net income because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributed to revenue in the periods presented and will contribute to future revenue generation, and the related amortization expense will recur in future periods.

Stock-Based Compensation Expense. Stock-based compensation expense is a non-cash expense arising from the grant of stock-based awards. Allscripts excludes stock-based compensation expense from non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and Adjusted EBITDA because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods as a result of the timing of grants of new stock-based awards, including grants in connection with acquisitions. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods and such expense will recur in future periods.

Non-Recurring Expenses and Transaction-Related Costs. Non-recurring expenses relate to certain severance, product consolidation, legal proceedings, consulting, and other charges incurred in connection with activities that are considered one-time.  Transaction-related costs include deferred compensation expenses incurred in connection with the acquisition of dbMotion, Ltd.

Allscripts excludes non-recurring expenses and transaction-related costs from non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and Adjusted EBITDA because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods.

Non-Cash Charges to Interest Expense and Other. Non-cash charges to interest expense and other includes non-cash amortization of the fair value of the cash conversion option embedded in the 1.25 percent Cash Convertible Notes issued by Allscripts during the second quarter of 2013. Also included in this amount are non-cash adjustments to reflect changes in the fair value of derivative financial instruments related to the 1.25 percent Cash Convertible Notes that do not qualify for hedge accounting treatment.

Non-Cash Asset Impairment Charges. Asset impairment charges relate primarily to product consolidation activities.

Tax Rate Alignment.  Tax adjustment aligns the applicable period's effective tax rate to the expected annual non-GAAP effective tax rate.

Management also believes that non-GAAP revenue, gross profit, SG&A, operating expense, operating income, net income and non-GAAP net income on a per share basis, and Adjusted EBITDA, provide useful supplemental information to management and investors regarding the underlying performance of Allscripts business operations. Acquisition accounting adjustments made in accordance with GAAP can make it difficult to make meaningful comparisons of the underlying operations of the business without considering the non-GAAP adjustments provided and discussed herein. Management also uses this information internally for forecasting and budgeting, as it believes that these measures are indicative of core operating results. In addition, management may use non-GAAP revenue, SG&A, operating expense, operating income, net income and/or Adjusted EBITDA to measure achievement under Allscripts stock and cash incentive compensation plans. Note, however, that non-GAAP revenue, gross profit, operating income and net income and non-GAAP net income on a per share basis and Adjusted EBITDA are performance measures only, and they do not provide any measure of cash flow or liquidity. Non-GAAP financial measures are not in accordance with, or an alternative for, measures of financial performance prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Allscripts results of operations as determined in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures with GAAP financial measures contained within the attached condensed consolidated financial statements.

Free Cash Flow. Free cash flow is calculated based on GAAP cash flows provided by operating activities in the applicable period, net of capital expenditures and capitalized software costs. For the first six months of 2015, cash flow from operations totaled $88.8 million, capital expenditures totaled $9.6 million and capitalized software totaled $21.7 million. For the first six months of 2014, cash flow from operations totaled $38.3 million, capital expenditures totaled $17.3 million and capitalized software totaled $18.0 million.

Allscripts considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after capital expenditures and capitalized software costs. Free cash flow provides management and investors a valuable measure to determine the quantity of capital generated that can be deployed to create additional shareholder value by a variety of means.

CONTACT: For more information contact:

         Investors:
         Seth Frank
         312-506-1213
         seth.frank@allscripts.com

         Media:
         Concetta DiFranco
         312-447-2466
         concetta.difranco@allscripts.com